Exhibit 99.1

TUCOWS INC. REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER OF 2009

TORONTO, February 16, 2010 — Tucows Inc. (NYSE AMEX:TCX, TSX:TC), a global provider of domain names, email and other Internet services, today reported its financial results for the fourth quarter and the year ended December 31, 2009. All figures are in U.S. dollars.

Summary Financial Results

(Numbers in Thousands of US Dollars, Except Per Share Data)

	3 Months Ended Dec. 31, 2009 (unaudited)	3 Months Ended Dec. 31, 2008 (unaudited)	12 Months Ended Dec. 31, 2009 (unaudited)	12 Months Ended Dec. 31, 2008 (unaudited)
Net Revenue	20,330	19,159	80,939	78,468
Net Income (Loss)	1,746	1,019	12,241	2,075
Net Income (Loss)/Share	0.03	0.01	0.18	0.03
Cash Flow from Operations	2,880	(229)	6,466	2,361

Summary of Revenue and Cost of Revenue before Network Costs

(Numbers in Thousands of US Dollars)

	Revenue		Cost of Revenue
	3 Months Ended Dec. 31, 2009 (unaudited)	3 Months Ended Dec. 31, 2008 (unaudited)	3 Months Ended Dec. 31, 2009 (unaudited)	3 Months Ended Dec. 31, 2008 (unaudited)
OpenSRS:
Domain Services (Traditional Domain Registration)	15,211	14,138	12,578	11,398
Email Services	799	1,122	110	95
Other Services	1,130	1,137	410	403

Total OpenSRS Services	17,140	16,397	13,098	11,896
YummyNames (Domain Portfolio Services)	1,521	854	193	174
Hover (Retail Services)	1,208	1,436	443	571
Butterscotch (Content Services)	461	472	12	14

Total	20,330	19,159	13,746	12,655

“The fourth quarter saw the continued solid financial performance we delivered throughout 2009,” said Elliot Noss, President and CEO of Tucows.  “The consistently strong performance of our OpenSRS wholesale business combined with the work we have undertaken to revitalize other parts of our business contributed to record revenue of $81 million amidst a very challenging economic environment.  We are confident that 2010 will bring continued top-line growth complemented by continued operational efficiency.”

“At the same time, we remain committed to returning value to our shareholders. Over the last thirteen months we have repurchased more than 17% of Tucows’ outstanding shares.”

Net revenue for the fourth quarter of 2009 increased 6.1% to $20.3 million from $19.2 million for the fourth quarter of 2008.

Net income for the fourth quarter of 2009 was $1.7 million, or $0.03 per share, compared with $1.0 million, or $0.01 per share, for the fourth quarter of 2008. Net income for the fourth quarter of 2009 benefitted from a gain on foreign exchange of $0.5 million (inclusive of a mark-to-market gain of $0.3 million) compared to a loss on foreign exchange of $2.2 million (inclusive of a mark-to-market loss of $1.4 million) for the fourth quarter of 2008.  Net income for the fourth quarter of 2009 also benefited from an income tax recovery of $0.5 million.  Net income for the fourth quarter of 2008 included other income of $3.2 million generated by the sale of the Company’s equity position in Afilias.

Deferred revenue at the end of the fourth quarter of fiscal 2009 was $56.3 million, an increase of 4% from $54.2 million at the end of the fourth quarter of fiscal 2008 and a slight decrease from $56.5 million at the end of the third quarter of fiscal 2009.

Cash and cash equivalents at the end of the fourth quarter of fiscal 2009 were $9.6 million compared with $5.4 million at the end of the fourth quarter of fiscal 2008 and $8.2 million at the end of the third quarter of fiscal 2009. The increase in cash compared with the second quarter of 2009 is primarily the result of cash flow from operations for the fourth quarter of $2.9 million, which was partially offset by the repayment of $479,000 of the Company’s bank loan and the use of $534,000 for the repurchase of shares under the Company’s modified “Dutch auction” tender offer, which concluded in October 2009.

Conference Call

Tucows will host a conference call today, Tuesday, February 16, 2010 at 5:00 p.m. ET to discuss the Company’s fourth quarter fiscal 2009 results. To access the conference call via the Internet, go to http://tucowsinc.com/investors.

For those unable to participate in the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 416-849-0833 or 1-800-642-1687 and enter the pass code 53582860. The telephone replay will be available until Tuesday, February 23, 2010 at midnight. To access the archived conference call as an MP3 via the Internet, go to http://tucowsinc.com/investors.

About Tucows

Tucows is a global Internet services company. OpenSRS manages over 9 million domain names and millions of email boxes through a reseller network of over 10,000 web hosts and ISPs. Hover is the easiest way for individuals and small businesses to manage their domain names and email addresses. YummyNames owns premium domain names that generate revenue through advertising or resale. Butterscotch.com is an online video network building on the foundation of Tucows.com. More information can be found at http://tucowsinc.com.

This news release contains, in addition to historical information, forward-looking statements related to such matters as our business, including the price per share at which Tucows will purchase shares and the level of under subscription. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks, which could cause actual results to differ materially from those described in the forward-looking statements. Information about potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and except to the extent Tucows may be required to update such information under any applicable securities laws, Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

For further information: Lawrence Chamberlain, The Equicom Group for Tucows Inc., (416) 815-0700 ext. 257, lchamberlain@equicomgroup.com